Exhibit 99.1

Integrated Management Information (IMI Global) to Change Stock Ticker Symbol to “WFCF” to Better Reflect its Where Food Comes From® Brand

New Symbol Will Be Effective Friday, June 29 at Market Opening

CASTLE ROCK, Colo. – Integrated Management Information, Inc. (IMI Global) (OTCBB: INMG), a leading provider of verification and Internet solutions for the agricultural/livestock industry under the Where Food Comes From® brand, today announced that its common stock will trade under the new symbol “WFCF” beginning at the opening of the market on Friday, June 29, 2012.

The new symbol – an acronym for Where Food Comes From – will better reflect the Company’s core solution.

“Our Where Food Comes From program continues to gain momentum as a unique way of connecting consumers to the source of the food they purchase,” said John Saunders, CEO of IMI Global.  “As a result, and in response to increased investor interest in IMI Global, we are changing the symbol to better reflect our brand strategy and to raise awareness in the investment community.”

About IMI Global
Integrated Management Information, Inc. (d.b.a. IMI Global) is America’s leading provider of third-party identification, verification and traceability solutions for the livestock and agricultural industries.  The Company supports more than 6,000 ranchers, feed yards, meatpackers, food retailers and restaurants with a wide range of solutions, including its USVerified™ brand – the industry standard for USDA Process Verified (PVP) programs – which annually verifies marketing claims for approximately one half of all U.S. beef exports; and Where Food Comes From®, a unique retail and restaurant labeling program that connects consumers directly to the source of the food they purchase.  Go to www.IMIGlobal.com and www.wherefoodcomesfrom.com for additional information.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions.  Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings.  Specifically, statements in this news release about the momentum of Where Food Comes From and increased investor interest in IMI Global are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition, governmental regulation of the beef industry, the market for beef and other factors.  Financial results for the fourth quarter and twelve-month period are not necessarily indicative of future results.  Readers should not place undue reliance on these forward-looking statements.  The Company assumes no obligation to update its forward-looking statements to reflect new information or developments.  For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders
Chief Executive Officer
303-895-3002

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044